Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MINORITY EQUALITY OPPORTUNITIES ACCQUISITION INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

MINORITY EQUALITY OPPORTUNITIES ACQUISITION INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Minority Equality Opportunities Acquisition Inc. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 18, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 25, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This First Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This First Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option, if any) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 29, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial business combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial business combination by November 30, 2022, subject to six (6) one-month extensions from such date provided that the Corporation deposits into the Trust Account an additional $83,333.33 for each month extended, in the Corporation’s sole discretion whether to exercise one or more extensions (or, if the Office of the Delaware Division of Corporations shall not be open for a full business day (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open for a full business day) (the “Deadline Date”) and (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial business combination or to redeem 100% of such shares if the Corporation has not consummated an initial business combination by the Deadline Date or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

5.	The text of Section of Section 9.1(c) of Article IX is hereby deleted in its entirety.

IN WITNESS WHEREOF, Minority Equality Opportunities Acquisition Inc. has caused this First Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 29th day of November, 2022.

Minority Equality Opportunities Acquisition Inc.

By:	/s/ Shawn D. Rochester
Name:	Shawn D. Rochester
Title:	Chief Executive Officer